Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statements on Form S-4 of our report dated March 30, 2007, relating to the 2006 consolidated financial statements (before retrospective adjustments to the financial statements) of i2 Technologies, Inc. and subsidiaries (not presented herein) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to not being engaged to audit the retrospective adjustments) appearing in the current report on Form 8-K of i2 Technologies, Inc. and Subsidiaries dated November 18, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ DELOITTE & TOUCHE LLP
Dallas, Texas
November 18, 2009